Exhibit 99.1

OPTi Receives Ruling in Markman Hearing in Patent Infringement Action Against

Advanced Micro Devices, Inc.

Palo Alto, CA., July 14, 2008 – OPTi Inc (OTCBB:OPTI) today announced that the United States District Court for the Eastern District of Texas issued a ruling in the ongoing patent infringement action between OPTi Inc (“OPTi”) and Advanced Micro Devices, Inc. (“AMD”). The ruling arises from a special proceeding required under U.S. patent law called a “Markman hearing,” where both sides present their arguments to the court as to how they believe certain terms at issue in the lawsuit should be interpreted.

In the ruling, the Court adopted OPTi’s proposed construction with respect to 4 of the 5 items at issue and rejected both parties construction on the fifth item. OPTi is requesting an award of damages for the infringement of its technology and for reimbursement of its litigation expenses.

Bernie Marren, President and CEO, of OPTi stated, “We are pleased with the Markman hearing ruling and remain confident in our position concerning AMD’s infringement of the patents in dispute.”

On November 15, 2006, the Company announced that it has filed a complaint against AMD, in the Eastern District of Texas, for infringement of its U.S. patents covering its “pre-snoop” technology. The two patents currently at issue in the lawsuit are U.S. patent No. 5,710,906 and U.S. patent No. 6,405,291, both entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleges that AMD infringes the patents by making, selling, and offering for sale products based on and incorporating Predictive Snooping technology in various of its products and inducing and contributing to the infringement of the patents by others. OPTi has requested a jury trial in this matter. The Company in its case against AMD is seeking damages or other monetary relief, including pre-judgment interest and an award of OPTi’s attorney’s fees. The AMD action itself is a part of the Company’s strategy for pursuing its patent infringement claims relating to its Predictive Snooping technology. Consequently, the outcome of the Markman hearing and that of the AMD case itself will play a role in the Company’s strategy for pursuing its patent infringement claims and the Company’s ability to realize licensing revenue from its Predictive Snoop patents will be severely impaired if the litigation is not successful. There can be no assurance of the extent to which the outcome of the Markman hearing will lead to positive results in the AMD case or the Company’s overall licensing strategy.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against AMD and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the AMD litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 625-8787